       As filed with the Securities and Exchange Commission on May 8, 2001

                                                      Registration No. 333-
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                           CHAMPION ENTERPRISES, INC.
             (Exact name of Registrant as Specified in Its Charter)

              Michigan                                      38-2743168
    (State or Other Jurisdiction of                      (I.R.S. Employer
     Incorporation or Organization)                     Identification No.)



          2701 Cambridge Court, Suite 300, Auburn Hills, Michigan 48326
      (Address of Principal Executive Offices)             (Zip Code)

                              Consulting Agreement
                            (Full Title of the Plan)

                           John J. Collins, Jr., Esq.
              Senior Vice President, General Counsel and Secretary
                           Champion Enterprises, Inc.
                         2701 Cambridge Court, Suite 300
                          Auburn Hills, Michigan 48326
                     (Name and Address of Agent for Service)

   Telephone Number, Including Area Code, of Agent for Service: (248) 340-9090

                                    Copy to:
                               D. Richard McDonald
                               Dykema Gossett PLLC
                        39577 Woodward Avenue, Suite 300
                        Bloomfield Hills, Michigan 48304

                         CALCULATION OF REGISTRATION FEE

================================================================================

------------------------------------------------------------------------------------------------------------------------
                                                    Proposed Maximum        Proposed Maximum
  Title of Securities         Amount To Be         Offering Price Per      Aggregate Offering           Amount of
    to be Registered           Registered                Share*                  Price*              Registration Fee
------------------------------------------------------------------------------------------------------------------------
     Common Stock,               75,000                   $8.76                 $657,000                 $164.25
    $1.00 par value
------------------------------------------------------------------------------------------------------------------------

*Estimated solely for purposes of computing the Registration Fee, at $8.76 per share, the average price for shares of the Common Stock on May 4, 2001, as reported on the New York Stock Exchange, pursuant to Rule 457(h).

                                   PROSPECTUS

                           Champion Enterprises, Inc.
                                    Suite 300
                              2701 Cambridge Court
                          Auburn Hills, Michigan 48326
                                  (248)340-9090

                            -----------------------

                             Shares of Common Stock
                                  $1 par value

                            -----------------------

         This prospectus offers 75,000 shares of common stock of Champion Enterprises, Inc. that may be sold from time to time in the market or in other transactions by Joseph H. Stegmayer, who is referred to in this prospectus as the "Selling Shareholder". No underwriters are involved in any sale of stock under this prospectus. On May 4, 2001, the closing price for the Common Stock as traded on the New York Stock Exchange, was $8.80, as reported in The Wall Street Journal.

         Our common stock is traded on the New York, Chicago and Pacific Stock Exchanges under the trading symbol "CHB."

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            -----------------------

                   The date of this prospectus is May 8, 2001

         NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CHAMPION ENTERPRISES, INC. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE UNDER THIS PROSPECTUS SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CHAMPION SINCE THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE ANY OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION . . . . . . . . . . . . . . .  2
CAUTIONARY STATEMENT CONCERNING
    FORWARD-LOOKING STATEMENTS . . . . . . . . . . . . . . . . . . 3
CHAMPION ENTERPRISES, INC. . . . . . . . . . . . . . . . . . . . . 3
DESCRIPTION OF CAPITAL STOCK . . . . . . . . . . . . . . . . . . . 4
PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . . . 4
SELLING SHAREHOLDER. . . .. . . . . . . . . . . . . . . . . . . . .5
EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6


                       WHERE YOU CAN FIND MORE INFORMATION

         Champion Enterprises, Inc. files reports, proxy statements, and other information with the SEC. Such reports, proxy statements, and other information concerning Champion can be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Champion. Champion's common stock is listed on the New York Stock Exchange, the Chicago Stock Exchange, and the Pacific Stock Exchange under the trading symbol "CHB." These reports, proxy statements, and other information are also available for inspection at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104.

         This prospectus is part of a registration statement filed with the SEC by Champion. The full registration statement can be obtained from the SEC as indicated above, or from Champion.

         The SEC allows Champion to "incorporate by reference" the information it files with the SEC. This permits Champion to disclose important information to you by referencing these filed documents. Any information referenced in this way is considered part of this prospectus, and any information filed with the SEC subsequent to this prospectus will automatically update and supersede this information. Champion incorporates by reference the documents listed below which have been filed with the SEC:

         -        Annual Report on Form 10-K for the year ended December 30,
                  2000

         -        Current Reports on Form 8-K filed March 20, 2001 and April 18,
                  2001

         Champion incorporates by reference any future filings made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934 from the date of this prospectus until the termination of the offering of the securities covered by this prospectus.

         Any statement contained in a document incorporated by reference in this registration statement will be considered to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this registration statement or in any subsequently filed document that is incorporated by reference modifies or supersedes such statement. Any statement that is modified or superseded will not, except as so modified or superseded, constitute a part of this prospectus.

         Champion will provide without charge, upon written or oral request, a copy of any or all of the documents which are incorporated by reference in this prospectus, other than exhibits which are specifically incorporated by reference into such documents. Requests should be directed to John J. Collins, Jr., Senior Vice President, General Counsel and Secretary at our principal executive offices, located at 2701 Cambridge Ct., Suite 300, Auburn Hills, Michigan 48326 (telephone number: (248) 340-9090).


           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

         Some statements incorporated by reference in this document constitute forward-looking statements as such term is defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements are subject to certain factors that could cause actual results to differ materially from those projected in the forward-looking statements. These factors are discussed in and are incorporated by reference to our most recently filed Form 10-K and in other SEC filings.


                           CHAMPION ENTERPRISES, INC.

         Champion Enterprises, Inc. is the world's largest homebuilder, with 51 manufacturing facilities in 17 states and two Canadian provinces. Since the company was founded in 1953, we have built more than 1.4 million homes. The homes are constructed in a quality-controlled environment at our off-site manufacturing facilities, sold through our national retailer network, then transported to the home site.

         We are also one of the industry's leading retailers, operating 230 retail housing centers in 29 states. In addition, our homes are sold through over 1,000 independent retail locations that have joined our Alliance of Champions marketing program.

         Through HomePride Finance Corp., our finance business, we provide retailers with access to consumer credit at competitive rates by consolidating significant loan origination volume. Champion Development Corp., our development arm, is one of the nation's leading manufactured housing community developers, with investments in 14 communities in 7 states.

         Champion has approximately 15,000 employees. Our principal executive offices are located at 2701 Cambridge Court, Suite 300, Auburn Hills, Michigan 48326. Our telephone number is (248) 340-9090. Our web site is www.championhomes.net. The information contained on our web site is not incorporated by reference in this prospectus.


                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock is 120,000,000 shares of common stock, $1.00 par value, and 5,000,000 shares of preferred stock, no par value. At February 28, 2001, 47,406,706 shares of common stock and no shares of preferred stock were outstanding. In addition to the summary of our common stock that follows, we encourage you to review our articles of incorporation and bylaws, which we have filed with the SEC.

Holders of our common stock are entitled to one vote for each share held of record on all matters on which shareholders are generally entitled to vote. The vote of the holders of a majority of the stock represented at a meeting at which a quorum is present is generally required to take shareholder action, unless a greater vote is required by law. Directors are elected by a plurality of the votes cast at any election and there is no cumulative voting of shares.

         Holders of common stock have no preemptive rights. Subject to the applicable laws and the rights of the holders of the preferred stock, holders of commons stock are entitled to such dividends as may be declared by our board of directors. The common stock is not entitled to any sinking fund, redemption or conversion provisions. Upon our dissolution, liquidation or winding up, the holders of our common stock are entitled to share ratably in our net assets remaining after the payment of all creditors and liquidation preferences of preferred stock. The outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable.


                              PLAN OF DISTRIBUTION

         The 75,000 shares of Common Stock being offered by this prospectus are being offered by the Selling Shareholder. These shares have been issued to the Selling Shareholder as compensation for services under a Consulting Agreement, dated September 5, 2000.

         The shares offered by the Selling Shareholder may be sold from time to time on the New York Stock Exchange or in the over-the-counter market or shares may be offered in independent transactions, in negotiated transactions or otherwise. In addition, the shares may be sold in transactions pursuant to Rule 144 under the Securities Act of 1933, in which case any shares sold pursuant to Rule 144 may be deemed to be restricted securities. The Selling Shareholder may also sell some or all of the shares in transactions involving broker-dealers who may acquire shares as principal. Sales will be in the quantities, at the time, and through registered broker-dealers to be determined from time to time by the Selling Shareholder. No arrangements for any broker-dealer to act on behalf of the Selling Shareholder have yet been made. It is anticipated that any selling broker-dealers engaged by the Selling Shareholder will receive only their customary brokerage commissions. Participating broker-dealers may be deemed underwriters of the shares within the meaning of the Securities Act of 1933, in which event all such compensation to be received by them may be deemed underwriting compensation.

         Sales of the shares offered by the Selling Shareholder will be made at prices per share approximating market prices prevailing at the time of the sales. The Company will not receive any of the proceeds of the sales. Any brokerage commissions due to any broker engaged by the Selling Shareholder, and any expenses incurred by the Selling Shareholder in connection with the offering made hereby, will be borne by the Selling Shareholder. The Company is bearing the legal and accounting expense incurred in the preparation and filing of the Registration Statement of which this prospectus is a part and the filing fee thereunder.


                               SELLING SHAREHOLDER

         Certain information concerning the Selling Shareholder is provided below.


                                                                   Shares of  Common Stock
                                                                -----------------------------

                           Present Positions, Offices       Beneficially
                           or Relationships with the        owned as of             Offered            Percent of
                           Company and its Affiliates       date of this            by this            Class owned
Name and Address           During the Past 3 Years          Prospectus              Prospectus         after Offering
----------------           -----------------------          ----------              ----------         --------------
Joseph H. Stegmayer        Executive Vice President          180,353                  75,000                  *
2828 McFarlin Blvd.        from January 1998 to August
Dallas, Texas 75205        2000

* Less than 1%

                                     EXPERTS

         The financial statements incorporated in this prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 30, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

         The following documents filed by Champion Enterprises, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this Registration Statement:

         (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 30, 2000.

         (b) The Company's Current Reports on Form 8-K filed March 20, 2001 and April 18, 2001.

         (c) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in Paragraph (a) above.

         (d) The description of the Common Stock of the Company contained in the Registration Statement on Form 8-A, No. 1-9751 filed under the Securities Exchange Act of 1934.

         All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the termination of the offering of the Common Stock covered by this Registration Statement shall be deemed to be incorporated herein by reference and to be a part hereof from the respective date of filing of each such document.

Item 4.  Description of Securities.

         The description of securities being offered is set forth in Item 3(d).

Item 5.  Interests of Named Experts and Counsel.

         Not Applicable

Item 6.  Indemnification of Directors and Officers.

         Michigan Business Corporation Act

         The Company is organized under the Michigan Business Corporation Act (the "Michigan Act") which, in general, empowers Michigan corporations to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another enterprise, against expenses, including attorney's fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection therewith if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful.

         The Michigan Act also empowers Michigan corporations to provide similar indemnity to such a person for expenses, including attorney's fees, and amounts paid in settlement actually and reasonably incurred by the person in connection with actions or suits by or in the right of the corporation if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the interests of the corporation or its shareholders, except in respect of any claim, issue or matter in which the person has been found liable to the corporation, unless the court determines that the person is fairly and reasonably entitled to indemnification in view of all relevant circumstances, in which case indemnification is limited to reasonable expenses incurred.

         The Michigan Act also permits a Michigan corporation to purchase and maintain on behalf of such a person insurance against liabilities incurred in such capacities. The Company has obtained a policy of directors' and officers' liability insurance.

         Bylaws of the Registrant

         The Company's Bylaws generally require the Registrant to indemnify officers and directors to the fullest extent legally possible under the Michigan Act and provide that similar indemnification may be afforded employees and agents.

Item 7.  Exemption from Registration Claimed.

         Not Applicable

Item 8.  Exhibits.

         The following exhibits are filed with this Registration Statement:

         10       Consulting Agreement

         23.1     Consent of PricewaterhouseCoopers LLP

         24       Power of Attorney (see "Signatures")

Item 9.  Undertakings.

         (1) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if this registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

         (2) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) or the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Auburn Hills, State of Michigan on May 8, 2001.

                                   CHAMPION ENTERPRISES, INC.



                                   By:     /s/ WALTER R. YOUNG
                                      --------------------------------------
                                           Walter R. Young
                                           Chairman of the Board of Directors,
                                           President and Chief Executive Officer


                                POWER OF ATTORNEY

         Each of the undersigned whose signature appears below hereby constitutes and appoints Walter R. Young and John J. Collins, Jr. and each of them acting alone, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, under the Securities Act of 1933.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 8, 2001.



                                                       Title

/s/ WALTER R. YOUNG                                    Chairman of the Board of Directors, President and Chief
-----------------------------------------------------  Executive Officer (Principal Executive Officer)
Walter R. Young

/s/ ANTHONY S. CLEBERG                                 Executive Vice President and Chief Financial Officer
-----------------------------------------------------  (Principal Financial Officer)
Anthony S. Cleberg

/s/ RICHARD HEVELHORST                                 Vice President and Controller
-----------------------------------------------------  (Principal Accounting Officer)
Richard Hevelhorst

/s/ ROBERT W. ANESTIS                                  Director
-----------------------------------------------------
Robert W. Anestis

/s/ SELWYN ISAKOW                                      Director
-----------------------------------------------------
Selwyn Isakow

/s/ ELLEN R. LEVINE                                    Director
-------------------
Ellen R. Levine

/s/ BRIAN D. JELLISON                                  Director
---------------------
Brian D. Jellison

/s/ GEORGE R. MRKONIC                                  Director
---------------------
George R. Mrkonic

/s/ CARL L. VALDISERRI                                 Director
----------------------
Carl L. Valdiserri

                                INDEX TO EXHIBITS




Exhibit
Number                          Description
 10                   Consulting Agreement

 23.1                 Consent of PricewaterhouseCoopers LLP

 24                   Power of Attorney (see "Signatures")